                                OFFER TO PURCHASE

                           THE PEOPLES HOLDING COMPANY

OFFER TO PURCHASE FOR CASH UP TO 604,312 SHARES OF COMMON STOCK OF THE PEOPLES HOLDING COMPANY AT A PURCHASE PRICE OF $23.00.

THE PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW SHARES YOU TENDER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 15, 2001, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

The Peoples Holding Company invites you to tender your shares of Common Stock for purchase by the Company on the terms and conditions set forth in this offer to purchase and the letter of transmittal and other accompanying documents. We are offering:

o to purchase up to 604,312 shares of our Common Stock in this tender offer at a price of $23.00 per share, net to the seller in cash, without interest;

o if the number of shares tendered is less than 604,312, we will purchase all of the shares tendered, and

o if the number of shares tendered is more than 604,312, we will purchase shares

o first from holders of less than 100 shares who tendered all of their shares, and

o    then, on a pro rata basis from all other shareholders who tendered shares.

If you want to tender your shares in our offer, you should:

o    specify the number of shares you want to tender, and

o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to certain other conditions, as discussed in Section 13.

We reserve the right to increase the number of shares we purchase by an amount which does not exceed 2% of the outstanding shares of our Common Stock as of April 9, 2001.

Our board of directors has approved this offer. However, neither we nor our board of directors, nor the information agent makes any recommendation to any shareholder as to whether you should tender or not tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender.

This document contains or incorporates important information about our offer. We urge you to read it in its entirety and refer to the information incorporated by reference.

The date of this Offer to Purchase is April 16, 2001.

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you,

o if you hold certificates in your own name, complete and sign the letter of transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the letter of transmittal, to The Peoples Bank and Trust Company, the depositary for this offer, or

o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in
     Section 3.

If you want to tender your shares but:

o your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

o    you cannot comply with the procedure for book-entry transfer, or

o your other required documents cannot be delivered to the depositary before the expiration of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.


TO TENDER YOUR SHARES YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER.

If you have any questions or need assistance, you should contact The Peoples Bank and Trust Company, the information agent for our offer. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent. The Peoples Bank and Trust Company may be reached at:

         The Peoples Bank and Trust Company
         P.O. Box 709
         Tupelo, MS 38802-0709
         1-800-492-0365

In any jurisdiction in which the securities or blue sky laws require this offer to be made by a licensed broker or dealer, the offer is being made on Peoples's behalf by Morgan Keegan & Company, Inc.

                               SUMMARY TERM SHEET

This summary highlights the most material terms of our tender offer. You should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document and the letter of transmittal. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections in this document where you will find a more complete discussion of the item referenced. A table of contents immediately follows this summary.


WHO IS OFFERING TO PURCHASE MY        The Peoples Holding Company is offering to
SHARES?                               purchase  up  to  604,312  shares  of  our
                                      outstanding Common Stock.  SEE SECTION 1.

WHAT IS THE PURCHASE PRICE?           The purchase price for our offer is $23.00
                                      per share.

HOW AND WHEN WILL I BE PAID?          If your shares are purchased in our offer,
                                      you will be paid the purchase price, in cash, without interest, as soon as is practicable after the expiration of the offer period and the acceptance of the shares for payment. SEE SECTION 4.

HOW MANY SHARES WILL THE PEOPLES We will purchase up to 604,312 shares of HOLDING COMPANY PURCHASE IN ALL? our outstanding Common Stock in our offer, or  approximately  10%  of our outstanding
                                      Common  Stock.  We  reserve  the  right to
                                      purchase additional shares up to 2% of the
                                      outstanding   shares   of   Common  Stock,
                                      subject to applicable  legal requirements.
                                      Our  offer  is  not  conditioned   on  any
                                      minimum  number of  shares being tendered.

IF I TENDER MY SHARES, HOW MANY       All of  the  shares that you tender in our
OF MY SHARES WILL THE PEOPLES         offer may not be  purchased.  If more than
HOLDING COMPANY PURCHASE?             604,312  shares  are  tendered,   we  will
                                      purchase shares based on the following order of priority:

                                      o  First, we will purchase shares from all
                                         holders of "odd lots" of less than  100
                                         shares who properly tender all of their
                                         shares.

                                      o  Second, we  will  purchase  shares from
                                         all  other  shareholders  who  properly
                                         tender  shares, on  a  pro rata  basis,
                                         subject  to   the  conditional   tender
                                         provisions described in Section 5. As a
                                         result,  we  will  purchase  the   same
                                         percentage of shares tendered from each
                                         tendering  shareholder  in  this second
                                         category.    We   will  announce   this
                                         proration     percentage,   if   it  is
                                         necessary, after our offer expires.

                                      o  Finally,  if  necessary  to  permit  us
                                         to  purchase  604,312  shares,   shares
                                         conditionally  tendered (for  which the
                                         condition was not  initially satisfied)
                                         and not properly withdrawn prior to the
                                         expiration  date, we may purchase these
                                         conditionally tendered shares  selected
                                         by  random  lot  in   accordance   with
                                         Section 5.  To be eligible for purchase
                                         by random lot shareholders whose shares
                                         are  conditionally  tendered  must have
                                         tendered all of their shares.

                                      As  noted  above, we  may  also  choose to
                                      purchase   an   additional   2%   of   the
                                      outstanding   shares  of   Common   Stock,
                                      subject  to  applicable  legal rules.  SEE
                                      SECTION 14.

HOW WILL THE PEOPLES HOLDING          We would need a maximum of $13,899,176  to
COMPANY PAY FOR THE SHARES?           purchase  604,312  shares  at the price of
                                      $23.00.  In  addition,  we expect to incur
                                      fees and expenses  in connection with this
                                      offer of approximately $100,000. We intend
                                      to  fund  the   purchase  of  shares  with
                                      dividends  we   will   receive   from  our
                                      subsidiary,  The  Peoples  Bank and  Trust
                                      Company.

HOW LONG DO I HAVE TO TENDER MY       You may tender your shares until our offer
SHARES TO THE PEOPLES HOLDING         expires. The offer is scheduled  to expire
COMPANY?                              on  May 15, 2001, at  5:00 p.m.,  New York
                                      City time, but we may choose to extend it at any time. We cannot assure that we will extend our offer or, if we extend it, for how long it will be extended. SEE
                                      SECTIONS 1 AND 14.

HOW WILL I BE NOTIFIED IF THE         If our offer  is extended,  we will make a
PEOPLES HOLDING COMPANY EXTENDS       public announcement before 9:00 a.m.,  New
THIS OFFER?                           York City time,  on the first business day
                                      after  the offer was  scheduled to expire.
                                      SEE SECTION 14.

WHAT ARE THE CONDITIONS TO THE        Our  obligation to accept and pay for your
PEOPLES HOLDING COMPANY'S OFFER?      tendered  shares  is  conditioned  on  the
                                      satisfaction  or  waiver of the conditions
                                      described  in Section 13.  In  addition to
                                      customary  conditions,  these   conditions
                                      include the following:

                                      (a). We will  not be obligated to purchase
                                           any  shares  if,  in  our  good faith
                                           reasonable  judgment, our purchase of
                                           shares in the offer
                                           o  would  result in our Common  Stock
                                              being  held  of  record  by  fewer
                                              than 300 persons, or
                                           o  would  result in our Common  Stock
                                              no  longer  being  quoted  on  the
                                              American Stock Exchange, or
                                           o  would   otherwise   constitute   a
                                              "going  private  transaction"  for
                                              purposes  of  Rule  13e-3  of  the
                                              Securities and Exchange Commission
                                              under the  Securities Exchange Act
                                              of 1934; or

                                      (b). We  will not be  required to  proceed
                                           with  the  offer if  we  experience a
                                           material   adverse   change  in   our
                                           business conditions or are prohibited
                                           from   doing  so   because  of  legal
                                           process,   or   if   a  third   party
                                           proposes, announces or makes a tender
                                           or  exchange  offer, merger, business
                                           combination    or    other    similar
                                           transaction involving us.

HOW DO I TENDER MY SHARES?            To tender your shares, you  must  complete
                                      one  of  the   actions   described   under
                                      "Important Procedures" on the inside front
                                      cover  of  this document  before the offer
                                      expires.   You   may   also  contact   the
                                      information  agent  or  your   broker  for
                                      assistance.  The  contact  information for
                                      the  information  agent   appears  on  the
                                      inside front cover and on the last page of
                                      this  document.   SEE  SECTION  3 and  the
                                      instructions to the letter of transmittal.

ONCE I HAVE TENDERED SHARES           If you tender your shares  and change your
"YES."  IN THE OFFER, CAN I           mind, you  may withdraw your shares at any
CHANGE MY MIND?                       time   before   our   offer   expires.  In
                                      addition, after our  offer  expires, if we
                                      have not  accepted for  payment the shares
                                      you  have tendered to us, you may withdraw
                                      your  shares  at  any  time after  May 25,
                                      2001. SEE SECTION 6.  To properly withdraw
                                      your shares, you  must  timely  deliver  a
                                      written  notice of your  withdrawal to the
                                      depositary  at  the  address  or facsimile
                                      number appearing on the  last page of this
                                      document.  Your  notice  must specify your
                                      name, address and  social security number,
                                      the number of shares to be withdrawn, and,
                                      if the certificates have been delivered or
                                      otherwise  identified,   the   certificate
                                      number(s) for  the  shares and the name of
                                      the  registered  holder(s) of  the shares.
                                      All signatures on the notice of withdrawal
                                      must  be   guaranteed   by   an   eligible
                                      guarantor institution if certificates have already been delivered. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in SECTION
                                      3.  SEE SECTION 6.

WHAT DO THE PEOPLES HOLDING           Our  board of directors has approved  this
COMPANY AND ITS BOARD OF              offer.  However, neither we  nor our board
DIRECTORS THINK ABOUT THIS OFFER?     of directors nor  the information agent is
                                      making   any   recommendation    regarding
                                      whether  you should  tender or  not tender
                                      your  shares.   You must decide whether to
                                      tender  your shares.   You  should discuss
                                      whether to tender your shares with your broker or other financial or tax advisor.
                                      Directors, officers and  affiliates of The
                                      Peoples Holding Company have indicated to us that they do not intend to tender shares pursuant to this offer.

WHAT IS A RECENT MARKET PRICE         Our Common Stock is traded on the American
OF THE PEOPLES HOLDING COMPANY        Stock Exchange under the symbol "PHC."  On
COMMON STOCK?                         April 9, 2001, a date close to the date of
                                      this  document,  the  last per share sales
                                      price  of  The   Peoples  Holding  Company
                                      Common Stock as  reported  on the American
                                      American Stock Exchange was $18.50. We urge you to obtain more current market quotations for your shares. SEE SECTION 8.

WILL I HAVE TO PAY BROKERAGE          If  you are a  registered  shareholder and
COMMISSIONS OR STOCK TRANSFER         tender   your   shares   directly  to  the
TAX IF I TENDER MY SHARES TO          depositary,  you  will not need to pay any
THE PEOPLES HOLDING COMPANY?          brokerage commissions.  If you hold shares
                                      through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. Except as otherwise set forth in the letter of transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by The Peoples Holding
                                      Company.  SEE SECTION 1.

WHAT ARE THE UNITED STATES            Generally,  you  will be subject to United
FEDERAL INCOME TAX CONSEQUENCES       States  Federal income  taxation  when you
IF I TENDER MY SHARES TO THE          receive cash  from  us in exchange for the
PEOPLES HOLDING COMPANY?              shares you tender.   The cash  you receive
                                      will be treated either as:

                                      o  a sale or exchange eligible for capital
                                         gains treatment; or

                                      o  a  dividend  subject to ordinary income
                                         tax.

                                      SEE SECTION 7.

WHAT ARE THE EXPECTED BENEFITS,       We  are  making  this  offer   because  we
POTENTIAL DISADVANTAGES, OF THE       believe  that, given  the  current  market
OFFER FOR SHAREHOLDERS?               price of the shares,  the  purchase of the
                                      shares of Common  Stock  on the  terms and
                                      conditions  outlined  in  this offer is an
                                      attractive   investment  for  The  Peoples
                                      Holding   Company.    This   offer   gives
                                      shareholders an opportunity to sell all or
                                      part of their  investment in our shares on
                                      potentially   more  favorable  terms  than
                                      would otherwise be available. Shareholders
                                      who choose not to tender their shares will
                                      realize a proportionate increase  in their
                                      relative  equity  interest in  The Peoples
                                      Holding Company and in our future earnings
                                      and assets.  Our purchase of shares in the
                                      offer  will  reduce  the "public float" in
                                      our Common Stock  (the  number  of  shares
                                      owned   by   outside   shareholders    and
                                      available for trading in the securities markets). This could result in lower stock prices or reduced liquidity in the trading market for Common Stock in the future. SEE
                                      SECTIONS 2 AND 11.

WHOM DO I CONTACT IF I HAVE           You can contact our Information Agent, The
QUESTIONS ABOUT THE PEOPLES           Peoples   Bank   and   Trust  Company   at
HOLDING COMPANY'S OFFER?              1-800-492-0365  with  questions  regarding
                                      this offer.

                                TABLE OF CONTENTS



Forward Looking .....................................................    1

Number of Shares; Priority of Purchases; Odd Lots; Proration ........    2

Purpose of the Offer; Certain Effects of the Offer ..................    3

Procedure for Tendering Shares ......................................    5

Purchase of Shares and Payment of the Purchase Price ................    8

Conditional Tender of Shares ........................................    9

Withdrawal Rights ...................................................   10

Material Federal Income Tax Consequences ............................   10

Share, Trading Price and Dividend ...................................   13

Information About Us ................................................   13

Information about our Directors, Executive Officers and
     Controlling Shareholders .......................................   16

Effect of Offer on Market for Shares;
     Registration under the 1934 Act Effect On Market ...............   17

Certain Legal Matters General .......................................   18

Certain Conditions of this Offer ....................................   19

Cancellation, Extension, Termination and Amendment ..................   20

Fees and Expenses ...................................................   22

Source and Amount of Funds ..........................................   22

Recent Transactions in Our Shares ...................................   22

Miscellaneous .......................................................   23

As used in this document, the terms "Peoples," "The Peoples Holding Company," "we," "our" and "us" refer to The Peoples Holding Company, a Mississippi corporation.

                           Forward-Looking Statements

This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of The Peoples Holding Company. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

     o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

     o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

     o changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

     o changes in deposit flows, loan demand or real estate values may adversely affect our business;

     o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

     o general economic conditions, either nationally or locally in some or areas in which we do business, or conditions in the securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

     o    legislation or regulatory changes may adversely affect our business;

     o technological changes may be more difficult or expensive than we anticipate;

     o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

     o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                       THE PEOPLES HOLDING COMPANY'S OFFER

SECTION 1.  NUMBER OF SHARES; PRIORITY OF PURCHASES; ODD LOTS; PRORATION

GENERAL. On the terms and subject to the conditions of our offer, as set forth in this document and the related letter of transmittal, we are offering to purchase up to 604,312 shares of our Common Stock for a purchase price of $23.00 per share, net to the seller in cash, without interest, the "Purchase Price."

The term "expiration date" means 5:00 p.m., New York City time, on May 15, 2001, unless and until we, in our sole discretion, extend the period of time for which our offer will remain open. If extended by us, the term "expiration date" means the latest time and date at which our offer, as extended, expires. SEE SECTION 14 for a description of our right to extend, cancel, terminate or amend our offer.

Shares properly tendered and not withdrawn will be purchased at the Purchase Price upon the terms and subject to the conditions of our offer, including the odd lot, proration and conditional tender provisions described below. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding Common Stock, without amending or extending our offer. SEE SECTION 14.

All shares tendered and not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

Tendering shareholders will not be obligated to pay any charges or expenses of The Peoples Bank and Trust Company, the depositary for our offer (the "depositary"), or any brokerage commissions. Except as set forth in Instruction 6 of the letter of transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by The Peoples Holding Company.

This document and the related letter of transmittal will be mailed to record holders of shares of our Common Stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of our Common Stock.

PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of our offer, if 604,312 or fewer shares are properly tendered and not properly withdrawn, we will purchase all properly tendered shares at the Purchase Price.

Upon the terms and subject to the conditions of our offer, if more than 604,312 shares are validly tendered and not withdrawn, we will purchase such validly tendered shares in the following order of priority:

     o First, we will purchase shares properly tendered and not properly withdrawn from any "odd lot" holder (as defined below) who

          o tenders all the shares owned (beneficially or of record) by the odd lot holder; and

          o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

     o Second, after the purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in
          SECTION 5, we will purchase shares from all other shareholders who properly tender shares, on a pro rata basis with appropriate adjustment to avoid fractional shares. As a result, we will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

     o Finally, if necessary to permit us to purchase 604,312 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 5. To be eligible for purchase by random lot shareholders whose shares are conditionally tendered must have tendered all of their shares.

ODD LOT HOLDERS. For purposes of our offer, the term "odd lot holder" means any person who owns, beneficially or of record, a total of fewer than 100 shares. As set forth above, shares of odd lot holders will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder and must so indicate in the letter of transmittal or, if applicable, the notice of guaranteed delivery. This preference is not available to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

PRORATION. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by such shareholder to the total number of shares tendered by all shareholders (other than odd lot holders), subject to the conditional tender provisions described in SECTION 5. This ratio will be applied to shareholders tendering shares to determine the number of shares (rounded up to the nearest whole share) that will be purchased from each such shareholder pursuant to our offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described above and the conditional tender procedures described in
SECTION 5, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in SECTION 7, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 5 in order to structure their tender for federal income tax reasons.

SECTION 2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

From April 17, 1999 to April 9, 2001, we have repurchased approximately 259,760 shares of our Common Stock in privately negotiated and open market transactions. On March 20, 2001 our board of directors approved this offer.

PURPOSE OF THE OFFER. We are making this offer because our board of directors believes that, given our business, assets and prospects and the current market price of the shares, the purchase of the shares pursuant to the offer is an attractive investment for The Peoples Holding Company. We have sufficient resources, in available cash and dividends we will receive from our subsidiary, The Peoples Bank & Trust Company, to fund the amount required to purchase shares under the offer and pay related expenses.

In addition, we believe the offer may be attractive from the perspective of our shareholders:

     o The offer provides shareholders who are considering a sale of all or a portion of their shares the opportunity to sell their shares pursuant to the offer for cash without the usual transaction costs associated with market sales.

     o Any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to The Peoples Holding Company, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

     o The offer also may give shareholders the opportunity to sell their shares at the Purchase Price that may be greater than market prices prevailing immediately prior to the announcement of the offer.

     o To the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced.

     o This offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest in The Peoples Holding Company. Shareholders who determine not to accept the offer will increase their proportionate interest in The Peoples Holding Company's equity, and thus in The Peoples Holding Company's future earnings and assets, subject to The Peoples Holding Company's right to issue additional shares and other equity securities in the future.

The offer also presents some potential risks and disadvantages to The Peoples Holding Company and our continuing shareholders.

     o The offer will result in a decrease in the amount of cash and investments held by The Peoples Holding Company. However, after completion of the offer, we will continue to maintain adequate capital in line with government regulations for a "well capitalized" financial institution. SEE SECTION 9.

     o The offer will reduce the "public float" (the number of shares owned by outside shareholders and available for trading in the securities markets). This may result in lower stock prices or reduced liquidity in the trading market for Common Stock in the future.

We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of our board of directors. Future purchases by us may be on the same terms or on terms that are more or less favorable to the shareholders than the terms of our offer. Rule 13e-4 promulgated under the 1934 Act prohibits us and our affiliates from purchasing any shares, other than pursuant to our offer, until at least ten business days after the expiration date. Any possible future purchases by us will depend on many factors, including market price of the shares, the results of our offer, our business and financial position and general economic and market conditions.

Shareholders who do not tender their shares pursuant to our offer and shareholders who otherwise retain an equity interest in The Peoples Holding Company (including as a result of a partial tender of their shares, or a proration pursuant to the offer or a conditional tender the condition for which was not satisfied) will continue to be shareholders of The Peoples Holding Company with the attendant risks and rewards associated with owning the equity securities of The Peoples Holding Company.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER A SHAREHOLDER SHOULD TENDER OR REFRAIN FROM TENDERING HIS OR HER SHARES, AND NEITHER WE NOR OUR BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. DIRECTORS, OFFICERS AND AFFILIATES OF THE PEOPLES HOLDING COMPANY HAVE INDICATED TO US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THIS OFFER. Section 10 provides information about their current share ownership.

USE OF SHARES ACQUIRED. The shares we purchase pursuant to this offer will become treasury stock and will be available for issuance by The Peoples Holding Company in the future without further shareholder action (except as may be required by applicable law or the rules applicable to companies with shares traded on the American Stock Exchange or any other securities exchange on which the shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit plans. We do not currently issue shares under any compensatory and benefit plans, and we currently have no plans for the issuance of shares purchased pursuant to our offer.

SECTION 3.  PROCEDURE FOR TENDERING SHARES

To tender shares pursuant to our offer, a properly completed and duly executed letter of transmittal (or facsimile thereof), together with the certificates representing the tendered shares and any other required documents, must be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date of the offer. The method of delivery of all required documents is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

In the letter of transmittal, the tendering shareholder must: (i) set forth his name and address; (ii) set forth the number of shares he is tendering; and (iii) set forth the number of the stock certificate(s) representing such shares.

In cases where shares are tendered by a registered holder of The Peoples Holding Company Common Stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal, all signatures on the letters of transmittal must be guaranteed by an "Eligible Institution." An "Eligible Institution" is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended. If the certificates are registered in the name of a person other than the signer of the letter of transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

A tender of shares pursuant to the procedures described below in this Section will constitute a binding agreement between the tendering shareholder and The Peoples Holding Company upon the terms and subject to the conditions of our offer.

THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US OR THE
BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares at The Depository Trust Company ("DTC") for purposes of our offer within two business days after the date of this document. Any financial institution that is a participant in DTC's system may make book-entry delivery of shares by causing DTC to transfer such shares into the depositary's account in accordance with DTC's procedure for such transfer. Even though delivery of shares may be effected through book-entry transfer into the depositary's account at DTC, a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantee, or an Agent's Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the letter of transmittal(or other required documentation) to DTC does not constitute delivery to the depositary.

GUARANTEED DELIVERY. If you want to tender your shares pursuant to our offer but your share certificates are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary prior to the expiration date, you can still tender your shares if all the following conditions are met:

     o    the tender is made by or through an Eligible Institution;

     o the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document (with signatures guaranteed by an Eligible Institution); and

     o the depositary receives, within three American Stock Exchange trading days after the date of its receipt of the notice of guaranteed delivery,

     o the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and

     o a properly completed and duly executed letter of transmittal (or facsimile thereof), or an Agent's Message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

In any event, the exchange of the Purchase Price for shares tendered and accepted for purchase pursuant to our offer will be made only after timely receipt by the depositary of certificates for the shares, properly completed, duly executed letter(s) of transmittal and any other required documents.

To avoid backup federal income tax withholding with respect to the Purchase Price received by a shareholder pursuant to our offer, the shareholder must provide the depositary with a correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the expiration date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this document, the letter of transmittal and its instructions and other offer materials) will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

ESOP.  As of December 31, 2000,  The Peoples Bank and Trust  Company's  Employee
Stock Ownership Plan(the "ESOP") held 344,343 shares, all of which were allocated to the individual accounts of the ESOP plan participants. Under the terms of the ESOP, the Trustee, The Peoples Bank & Trust Company, must consent to a tender of shares pursuant to our offer. The Administrative Committee that advises the Trustee on matters of this nature has recommended to the Trustee that the Trustee: (i) not tender any of the unallocated ESOP shares pursuant to our offer; and (ii) not consent to the tender of shares by participants in the ESOP who have been allocated shares over which such participants have investment discretion. The Trustee has decided to follow the recommendation of the Administrative Committee. Further, the Trustee will not tender shares which have been allocated to participants but for which such participants do not have investment discretion. Therefore, no shares held by the ESOP, whether allocated or unallocated, will be tendered pursuant to this offer.

YOUR REPRESENTATIONS AND WARRANTIES; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

     o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

     o    the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering:

     o has a "net long position" equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

     o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 9 of the letter of transmittal.

TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering shareholders, SEE SECTION 7.

SECTION 4.  PURCHASE OF SHARES AND PAYMENT OF THE PURCHASE PRICE

ACCEPTANCE. Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

     o    pay for shares properly tendered and not properly withdrawn, and

     o accept for payment, pay for and thereby purchase, shares properly tendered and not properly withdrawn. The acceptance for purchase and the purchase of shares validly tendered and not withdrawn will be made as soon as practicable after all the conditions to our offer have been satisfied or waived. For purposes of our offer, we will be deemed to have accepted for purchase and thereby acquired tendered shares as, if and when we give oral or written notice to the depositary of our acceptance of the tenders of such shares (the "Acceptance Notice").

Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 604,312 shares, subject to increase or decrease as provided in Sections 1 and 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at the Purchase Price of $23.00.

DEPOSITARY. Delivery of the aggregate Purchase Price in exchange for shares pursuant to our offer will be made by the depositary as soon as practicable after receipt of the Acceptance Notice. The depositary will act as agent for tendering shareholders for the purpose of receiving the Purchase Price from us and remitting the same to tendering shareholders. Under no circumstances will we pay interest by reason of any delay in making such payment.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 31% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE
SECTION 3. ALSO SEE SECTION 7 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

RETURN OF CERTIFICATES. If any tendered shares are not accepted for purchase pursuant to the terms and conditions of our offer for any reason, or if certificates are submitted for more shares than are tendered, or if we should cancel the offer because any other condition of our offer is not satisfied or waived, certificates for such unpurchased shares will be returned to the tendering shareholder by the depositary as soon as practicable following consummation, cancellation or termination of our offer.

SECTION 5.  CONDITIONAL TENDER OF SHARES

Under the circumstances described above in Section 1, we may prorate the number of shares purchased pursuant to our offer. Shareholders may wish to tender their shares, but only on the condition that all or some other minimum number of their shares are purchased. In addition, as discussed in Section 7, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender and how many shares to tender. The conditional tender alternative allows a shareholder to tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal - which may be all of the shares tendered - must be purchased if any of the shareholder's tendered shares are purchased. The conditional tender alternative is made available so that a shareholder may: (i) know with certainty the number of his shares, if any, which will be purchased pursuant to our offer (provided his shares are properly tendered and the condition of his tender is otherwise satisfied); or (ii) seek to structure the purchase of shares pursuant to our offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tenders" in the letter of transmittal or, if applicable, in the notice of guaranteed delivery. You also must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 604,312 shares have been properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 604,312, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 604,312 shares. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased, will be returned as soon as practicable after the EXPIRATION DATE without any expense to the shareholder.

SECTION 6.  WITHDRAWAL RIGHTS

Shares tendered pursuant to our offer may be withdrawn at any time prior to the time the offer expires on the EXPIRATION DATE. In addition, unless earlier accepted for purchase in the offer, shares tendered may also be withdrawn at any time after May 25, 2001. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by the Expiration Date by the depositary at its address set forth on the last page of this document and must specify the name of the person having tendered the shares to be withdrawn and the number of shares to be withdrawn, and, if certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the depositary.

If certificates have already been delivered, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (i.e., a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended) unless such shares have been tendered for the account of any Eligible Institution.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, and our determination will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be re-tendered by following one of the procedures described under Section 3 at any time prior to the expiration date.

SECTION 7.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences to holders of shares relevant to our offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could materially affect the tax consequences described herein.

This summary assumes that the shares are held as capital assets, within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders including, without limitation, financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations, persons who hold shares as a position in a straddle or as a part of a hedging or conversion transaction, and persons who acquired shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. In particular, the discussion of the consequences of an exchange of shares for cash pursuant to our offer applies only to a United States holder. For purposes of this summary, a "United States holder" is a holder of shares that is: (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and the trustees of which are one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The summary does not address the state, local or foreign tax consequences of participating in our offer. Each shareholder should consult its own tax advisor concerning the decision to participate in our offer as well as the specific tax consequences (foreign, federal, state and local) applicable to it.

An exchange of shares for cash pursuant to our offer by a United States holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's shares or as having received a dividend distribution from The Peoples Holding Company, with the tax consequences described below.

Under the Code, a United States holder whose shares are exchanged for cash pursuant to our offer will be treated as having sold such holder's shares, rather than as having received a dividend, if the exchange: (i) results in a "complete termination" of such holder's equity interest in The Peoples Holding Company; (ii) is "substantially disproportionate" with respect to such holder; or (iii) is "not essentially equivalent to a dividend" with respect to the holder. For purposes of this analysis, in addition to shares actually owned by a United States holder, such holder will be deemed to constructively own certain shares. For purposes of these constructive ownership rules, a holder is deemed to constructively own shares which are owned by other persons, such as certain family members, a trust or other entities. Because the constructive ownership rules are complex, each United States holder should consult its own tax advisor as to the applicability of these rules.

If a United States holder sells shares to persons other than The Peoples Holding Company at or about the time such holder also sells shares to The Peoples
Holding Company pursuant to our offer and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in The Peoples Holding Company, then the sales to persons other than The Peoples Holding Company may, for U.S. federal income tax purposes, be integrated with the holder's sale of shares pursuant to our offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

A United States holder will satisfy the "complete termination" test if all shares actually or constructively owned by such holder are exchanged for cash pursuant to our offer.

A United States holder will satisfy the "substantially disproportionate" test if immediately after the exchange such holder owns, actually or constructively, less than 50% of the total combined voting power of all classes of stock of The Peoples Holding Company entitled to vote and such holder's percentage interest in The Peoples Holding Company (i.e.,the number of voting shares actually and constructively owned by such holder divided by the number of voting shares outstanding) is less than 80% of such holder's percentage interest in The Peoples Holding Company prior to the exchange.

A United States holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in The Peoples Holding Company, as described above, constitutes a "meaningful reduction of the holder's proportionate interest" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such shareholder has some reduction in such shareholder's stock ownership percentage.

The Peoples Holding Company cannot predict whether or to what extent our offer will be oversubscribed. If our offer is oversubscribed, proration of tenders pursuant to our offer will cause The Peoples Holding Company to accept fewer shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's shares will be exchanged pursuant to our offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above. A holder may wish to condition his tender on a minimum number of shares being redeemed as described in Section 5 above, so that none of such holder's shares are redeemed unless The Peoples Holding Company accepts a sufficient number of his shares so that he satisfies one or more of the tests described above. While such a conditional tender may ensure that a redemption of a holder's shares would be treated as an exchange for federal income tax purposes, a conditional tender may result in no shares being accepted by The Peoples Holding Company. In determining the minimum number of shares to be accepted for purchase in such a conditional tender, a holder should take into account shares constructively owned by the holder pursuant to the rules discussed above. Shareholders considering a conditional tender due to the foregoing reasons are urged to consult with their tax advisors regarding the relative advantages and disadvantages of such a tender.

If a United States holder's sale of its shares satisfies one of the tests described above, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares sold. Any capital gain or loss so recognized generally will constitute long-term capital gain or loss if the holding period for the holder's shares sold is greater than one year as of the date of the sale. In the case of a United States holder that is an individual, estate or trust, such long-term capital gain or loss generally will be taxed at a maximum rate of 20%. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income. A United States holder's ability to deduct capital losses from ordinary income is limited. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by a taxpayer other than a corporation only to the extent of capital gains plus $3,000 of ordinary income per year.

If a United States holder who sells shares pursuant to our offer does not meet one of the tests described above and, thus, is not treated as having exchanged such holder's shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of The Peoples Holding Company's current and accumulated earnings and profits, which The Peoples Holding Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the shares sold. No loss will be recognized. As to an exchange which is treated as a dividend, a United States holder's tax basis in the shares sold generally will be added to such holder's tax basis in such holder's remaining shares. To the extent that cash received in exchange for shares is treated as a dividend to a corporate United States holder, such holder will be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States holder exceeds The Peoples Holding Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the shares and thereafter as capital gain.

Shareholders whose shares are not purchased pursuant to the offer will not incur any tax liability as a result of the consummation of our offer.

THE PEOPLES HOLDING COMPANY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THIS OFFER.

SECTION 8.  SHARE, TRADING PRICE AND DIVIDEND

INFORMATION SHARES OUTSTANDING. As of April 9, 2001, we had outstanding 6,043,124 shares of Common Stock, $5.00 par value. The 604,312 shares of Common Stock that we are offering to purchase represent approximately 10% of our issued and outstanding Common Stock as of April 9, 2001. Assuming that we purchase all 604,312 shares of Common Stock that we are offering to purchase, the number of our issued and outstanding shares of Common Stock would be reduced to 5,438,812 shares immediately after the offer.

SHARE PRICES. Our Common Stock is traded on the American Stock Exchange under the symbol "PHC." The following table shows the high and low bid prices for our Common Stock for each quarter since December 31, 1998, as well as the cash dividends paid per share on the Common Stock during the past two years.

         YEAR              QUARTERLY
         QUARTER           DIVIDENDS         LOW       HIGH
         -----------       ---------       -------   --------

         2001
         ----
         1st Quarter         $.230          $16.38    $19.75

         2000
         ----
         1st Quarter         $.220          $23.75    $28.50
         2nd Quarter          .220           18.88     25.25
         3rd Quarter          .220           19.00     21.25
         4th Quarter          .220           17.81     21.00

         1999
         ----
         1st Quarter         $.210          $30.50    $36.75
         2nd Quarter          .210           29.63     36.00
         3rd Quarter          .210           27.00     34.00
         4th Quarter          .210           28.38     34.25

On April 9, 2001, a date close to the date of this document, the last per share sale price of The Peoples Holding Company Common Stock as reported on the American Stock Exchange was $18.50. We urge you to obtain current quotations of the market price of our Common Stock.

SECTION 9.  INFORMATION ABOUT US

GENERAL. The Peoples Holding Company is a Mississippi corporation and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. The Peoples Holding Company was incorporated on November 10, 1982, in order to acquire all of the common stock of The Peoples Bank & Trust Company, Tupelo, Mississippi (the Bank). The Peoples Holding Company commenced business on July 1, 1983, and the acquisition of the Bank was also consummated at that time. All of The Peoples Holding Company's business activities are conducted through the Bank and the Bank's wholly-owned subsidiaries, Peoples Insurance Agency, Dominion Life and Health P.A., Alliance Finance Company and Dominion Company (Dominion companies). The Bank accounts for substantially all of the assets and revenues of The Peoples Holding Company. On December 31, 2000, The Bank had 41 banking offices in Tupelo, Aberdeen, Amory, Batesville, Belden, Booneville, Calhoun City, Coffeeville, Corinth, Grenada, Guntown, Hernando, Iuka, Louisville, New Albany, Okolona, Olive Branch, Pontotoc, Saltillo, Sardis, Shannon, Smithville, Southaven, Verona, Water Valley, West Point, and Winona, Mississippi.

The Bank also has three insurance offices located at Corinth, Louisville and Tupelo. All members of the Board of Directors of The Peoples Holding Company are also members of the Board of Directors of the Bank. Responsibility for the management of the Bank and its subsidiaries remains with the Board of Directors and Officers of the Bank; however, management services rendered to the Bank by The Peoples Holding Company are intended to supplement the internal management of the Bank and expand the scope of banking services normally offered by them. The Bank, which is The Peoples Holding Company's subsidiary, was established in February 1904 as a state-chartered bank. It is insured by the Federal Deposit Insurance Corporation. As a commercial bank, a complete range of banking and financial services is provided to individuals and small to medium-size businesses. These services include checking and savings accounts, business and personal loans, interim construction and residential mortgage loans, student loans, equipment leasing, as well as safe deposit and night depository facilities. Automated teller machines located throughout our market area and our PC Banking product provide 24-hour banking services. Accounts receivable factoring is also available to qualified businesses. In addition to a wide variety of fiduciary services, the Bank administers (as trustee or in other fiduciary or representative capacities) pension, profit-sharing and other employee benefit plans, and personal trusts and estates. In addition to offering annuities and mutual funds, the acquisition of the insurance agencies has expanded The Bank's product and delivery network to include personal and business insurance coverages. Neither The Peoples Holding Company nor the Bank has any foreign activities. At December 31, 2000, The Peoples Holding Company had consolidated total assets, deposits, and shareholders' equity of approximately $1,211,940,000, $1,046,605,000, and $121,661,000, respectively.

The following table shows our capital ratios for bank regulatory purposes as of December 31, 2000, and on a proforma basis assuming 604,312 shares of Common Stock are purchased at $23.00 per share plus additional related expenses. Dollar amounts below are shown in thousands.

                                        Actual                   Proforma
                                ----------------------    ----------------------
                                  Amount       Ratio        Amount       Ratio
                                ----------   ---------    ----------   ---------
Total Risk Based Capital to
   Risk Weighted Assets
------------------------------
     Consolidated ............   $122,855      15.15%      $108,755      13.41%
     Bank only ...............   $122,165      15.06%      $108,065      13.32%

Tier 1 to Risk Weighted Assets
------------------------------
     Consolidated ............   $112,711      13.90%      $ 98,611      12.16%
     Bank only ...............   $112,022      13.81%      $ 97,922      12.07%

Tier 1 Leverage Capital to
   Average Assets
------------------------------
     Consolidated ............   $112,711       9.48%      $ 98,611       8.39%
     Bank only ...............   $112,022       9.42%      $ 97,922       8.34%


Proforma book value per share at December 31, 2000, and earnings per share for the year ended December 31, 2000 are $19.54 and $2.03, respectively, assuming 604,312 shares of common stock are purchased at $23.00 per share plus additional related expenses. These compare to actual historical amounts of $20.09 and $1.83, respectively.

WHERE YOU CAN FIND ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer. The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We are incorporating by reference in this document the following documents we have filed with the SEC:

     o    Our Annual  Report on Form 10-K for the year ended  December 31, 2000;
          and

     o Our Proxy Statement dated March 19, 2001, for our annual meeting of shareholders on April 17, 2001.

We incorporate by reference these documents and any additional documents that we may file with the SEC between the date of this document and the date of expiration of withdrawal rights by reference. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Item 8 and Exhibit 13 of our Annual Report on Form 10-K for the year ended December 31, 2000 and the consolidated financial statements for the years ended December 31, 2000 and 1999, have been audited and are incorporated herein by reference.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us. Please direct your written or oral request to Stuart R. Johnson Chief Financial Officer, The Peoples Bank and Trust Company, 209 Troy Street, Tupelo, Mississippi 38802, 1-800-492-0365, (662) 680-1477. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

PLANS OR PROPOSALS. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

     o any extraordinary transaction (such as a merger, reorganization or liquidation) involving The Peoples Holding Company or any of its subsidiaries;

     o any purchase, sale or transfer of a material amount of the assets of The Peoples Holding Company or any of its subsidiaries;

     o any material change in the present dividend rate or policy, or indebtedness or capitalization of, The Peoples Holding Company;

     o any change in the present board of directors or management of The Peoples Holding Company (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer);

     o any other material change in The Peoples Holding Company's corporate structure or business;

     o The Peoples Holding Company's Common Stock to cease to be authorized to be quoted on the American Stock Exchange;

     o The Peoples Holding Company's Common Stock becoming eligible for termination of registration under Section 12(g)(4) of the 1934 Act;

     o the suspension of The Peoples Holding Company's obligation to file reports under Section 15(d) of the 1934 Act;

     o the acquisition by any person of additional securities of The Peoples Holding Company, or the disposition of securities of The Peoples Holding Company; or

     o any changes in The Peoples Holding Company's articles of incorporation or bylaws or other actions that could impede the acquisition of control of The Peoples Holding Company.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS. The Peoples Holding Company is not aware of any agreement, arrangement or understanding, whether or not legally enforceable, between The Peoples Holding Company (or any executive officer or director of The Peoples Holding Company) and any other person with respect to any securities of The Peoples Holding Company.

SECTION 10. INFORMATION ABOUT OUR DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING SHAREHOLDERS

As of April 9, 2001, our executive officer was:

         E.  Robinson McGraw, President and Chief Executive Officer

As of April 9, 2001, our directors were:

         William M. Beasley         George H. Booth, II
         Frank M. Brooks            John M. Creekmore
         Marshall H. Dickerson      Eugene B. Gifford, Jr.
         Robert C. Leake            E. Robinson McGraw
         J. Niles McNeel            C. Larry Michael
         John W. Smith              H. Joe Truelove
         J. Heywood Washburn        Robert H. Weaver
         J. Larry Young

SECURITIES  OWNERSHIP.  The  following  table  provides  information  about  the aggregate number and percentage of shares of our Common Stock that are beneficially owned by our directors, executive officers and controlling shareholders, as of April 9, 2001.

                                    DIRECTLY         BENEFICIALLY
EXECUTIVE                            OWNED              OWNED
OFFICER:                             SHARES             SHARES         PERCENT*
--------------------               ----------       --------------    ----------
E.  Robinson McGraw .............    3,516               (458)

                                    DIRECTLY         BENEFICIALLY
                                     OWNED              OWNED
DIRECTORS:                           SHARES             SHARES         PERCENT*
--------------------               ----------       --------------    ----------
William M. Beasley ..............   25,344             (3,793)
George H. Booth, II .............    4,310             (2,025)
Frank M. Brooks .................   13,460               (679)
John M. Creekmore ...............    1,168               (225)
Marshall H. Dickerson ...........    4,661                 (0)
Eugene B. Gifford, Jr. ..........   41,750            (18,879)
Robert C. Leake .................   18,249             (5,772)
E. Robinson McGraw ..............    3,516               (458)
J. Niles McNeel .................   12,626             (5,804)
C. Larry Michael ................    6,240                 (0)
John W. Smith ...................    7,183             (7,826)
H. Joe Truelove .................   14,427                 (0)
J. Heywood Washburn .............   36,725            (24,000)
Robert H. Weaver ................   98,539                 (0)**         1.63%
J. Larry Young ..................    2,972               (262)

*Percent in excess of 1% ownership is shown.
**(Excludes 10,872 shares owned by his wife for which Mr. Weaver disclaims beneficial ownership)

Our proxy statement for our annual meeting of shareholders to be held on April 17, 2001, described transactions in which we have engaged with our executive officers, directors and their associates, some of which are continuing in nature. To our knowledge, except as described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q or the portions of our proxy statement incorporated in this document, none of our directors or executive officers has entered into or proposed or received any proposed material agreements or arrangements with respect to The Peoples Holding Company, and, except for their interest in our securities, as described above, none of them is a party to any contract, understanding, relationship or arrangement with respect to our securities.

To our knowledge, none of our directors, executive officers or controlling shareholders has engaged in any transaction within the past sixty days with respect to any of our securities except in connection with our stock compensation plans. Shares are purchased in the open market by the independent bank trustee administering our 401(k) plan.

We have been advised by our officers, directors and affiliates that they do not intend to tender any shares of Common Stock pursuant to this offer.

SECTION 11. EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE 1934 ACT EFFECT ON MARKET.

As of April 9, 2001, there were 6,043,124 shares of Common Stock outstanding. The purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of The Peoples Holding Company Common Stock. Nonetheless, we believe that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. Based on the published guidelines of the American Stock Exchange, we do not believe that our purchase of shares pursuant to our offer will cause our remaining shares of Common Stock to be delisted from the American Stock Exchange. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if the offer would result our the Common Stock being delisted from the American Stock Exchange.

MARGIN SECURITIES. The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to our offer, the shares will continue to be "margin securities" for purpose of the Federal Reserve Board's margin regulations.

REGISTRATION UNDER THE 1934 ACT. The shares are registered under the 1934 Act, which requires, among other things, that The Peoples Holding Company furnish certain information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of The Peoples Holding Company's shareholders. The Peoples Holding Company believes that its purchase of shares pursuant to our offer will not result in the shares becoming eligible for deregistration or not subject to the reporting obligations under the 1934 Act. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if the offer would result in the Common Stock being held of record by fewer than 300 persons.

SECTION 12.  CERTAIN LEGAL MATTERS GENERAL.

We are not aware of any license or regulatory permit which appears to be material to our business and which is likely to be adversely affected by our acquisition of shares pursuant to our offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of shares pursuant to our offer. We expressly reserve the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of our offer.

There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to The Peoples Holding Company or to its business in the event of adverse regulatory action or inaction.

BANK REGULATORY MATTERS. As a registered bank holding company, The Peoples Holding Company is subject to the supervision and regulation of the Federal Reserve Board. Because we are (and upon completion of the offer will remain) "well-capitalized" and "well-managed," as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we do not require the approval of the Federal Reserve Board in order to complete the proposed tender offer.

The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as The Peoples Holding Company without the prior approval of the Federal Reserve Board. If, as a result of the offer, any shareholder becomes the beneficial owner of more than 10% of our Common Stock, such shareholder may be required to reduce its ownership interest in The Peoples Holding Company or obtain regulatory approval to continue to own more than 10%. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the tender offer.

SECTION 13.  CERTAIN CONDITIONS OF THIS OFFER

OFFER SUBJECT TO CONDITIONS. Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered and may cancel, terminate or amend our offer as provided herein if any of the following conditions are not satisfied or waived on or before the expiration date.

AVOIDANCE OF RULE 13e-3 TRANSACTION CONDITION. The Peoples Holding Company may amend or terminate our offer, and shall not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a "going private transaction" under Rule 13e-3 of the Securities and Exchange Commission, that is,

     o if our purchase of shares pursuant to this offer would result in our Common Stock being held of record by fewer than 300 persons; or

     o if our purchase of shares pursuant to this offer would result in our Common Stock no longer being authorized for trading on American Stock Exchange.

The Avoidance of Rule 13e-3 Transaction Condition is a nonwaivable condition to our offer.

NO LEGAL PROHIBITION CONDITION. The Peoples Holding Company will not be obligated to close our offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits our offer (the "No Legal Prohibition Condition"). As of the date of this document, no such injunction, decree, order, restraint or prohibition exists, nor to The Peoples Holding Company's knowledge has any of the foregoing been threatened. However, The Peoples Holding Company can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future. In any event, the No Legal Prohibition Condition is a nonwaivable condition to our offer.

MATERIAL ADVERSE CHANGE CONDITION. The Peoples Holding Company will not be obligated to close our offer if, after the date of this document, there has occurred: (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);
(ii) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market; (iii) the commencement of war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;(iv) any limitation(whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of The Peoples Holding Company might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of The Peoples Holding Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of The Peoples Holding Company and its subsidiaries, taken as a whole, or on the trading in the shares; (vi) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof; (vii) any decline in the Dow Jones Industrial Average or the S&P 500 Composite Index or the American Stock Exchange Composite Index by an amount in excess of 10% measured from the close of business on April 9, 2001; or (viii) any change in the business, condition (financial or otherwise),income, operations or prospects of The Peoples Holding Company and its subsidiaries, taken as a whole which, in the sole judgment of The Peoples Holding Company, is or may be materially adverse to

The Peoples Holding Company and its subsidiaries taken as a whole (the "Material Adverse Change Condition"). The Peoples Holding Company is not aware of any of these events having occurred. In any event, The Peoples Holding Company reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend on or before the expiration date the Material Adverse Change Condition.

NO COMPETING OFFER CONDITION. The Peoples Holding Company will not be obligated to close our offer if, after the date of this document, a tender or exchange offer with respect to some or all of the shares (other than our offer), or merger or acquisition proposal for The Peoples Holding Company has been proposed, announced or made by another person or The Peoples Holding Company has learned that: (i) any person or "group" (within the meaning of Section 13(d)(3) of the 1934 Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this document); or (ii) any such person or group that on or prior to the date of this document had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or (iii) any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, reflecting an intent to acquire The Peoples Holding Company or any of the shares (the "No Competing Offer Condition"). The Peoples Holding Company is not aware of any such event having occurred. In any event, The Peoples Holding Company reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend prior to the expiration date the No Competing Offer Condition.

WAIVER OF CONDITIONS. The Peoples Holding Company reserves the absolute right, prior to the expiration date, to waive these conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition, which conditions are not waivable). Waiver or amendment of any of these conditions may require an extension of the expiration date and our offer.

EFFECT OF FAILING TO SATISFY CONDITIONS. If any of the conditions have not been satisfied or waived by the expiration date, we may elect either to: (i) extend the expiration date and our offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering shareholder to withdraw his or her shares; (ii) waive the conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto, if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or (iii) terminate our offer and purchase none of the shares and return all tendered shares. The Peoples Holding Company will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

TENDERING OF SHARES BY OFFICERS AND DIRECTORS OF THE PEOPLES HOLDING COMPANY. We have been advised by our officers, directors and affiliates that they do not intend to tender any shares of Common Stock pursuant to this offer.

SECTION 14.  CANCELLATION, EXTENSION, TERMINATION AND AMENDMENT

We expressly reserve the right to cancel our offer if any of the conditions to our offer are not satisfied by the time the offer period expires. Those shareholders who tendered shares to The Peoples Holding Company, prior to the expiration date, will receive prompt return of their share certificates and other related documentation from the depositary as soon as practicable following the cancellation of our offer.

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in Section 13 have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we take any of the following actions:

     o    increase or decrease the price to be paid for the shares,

     o increase the number of shares being sought in our offer by more than 2% of our outstanding Common Stock, or

     o decrease the number of shares being sought in our offer, and our offer is scheduled to expire within 10 business days from the date notice of such increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then our offer will be extended until the expiration of such period of 10 business days.

The Peoples Holding Company also reserves the right to delay acceptance for purchase of, or purchase of, any shares pursuant to our offer, regardless of whether such shares were theretofore accepted for purchase, and to amend or terminate our offer and not accept for purchase or purchase any shares not theretofore accepted for purchase, or purchased, upon the failure of any of the conditions of our offer to be satisfied or waived on or before the expiration date.

Any cancellation, extension, termination, amendment or delay of our offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make such public announcement, we will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release to the Dow Jones News Service. If, prior to the expiration date, we increase the Purchase Price offered to holders of The Peoples Holding Company Common Stock, such increase will be applicable to all holders whose shares are accepted for purchase pursuant to our offer and if, at the time notice of such increase is first published, sent or given to holders of The Peoples Holding Company Common Stock, our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, our offer will be extended until the expiration of such period of ten business days. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

SECTION 15.  FEES AND EXPENSES

The Peoples Holding Company has retained The Peoples Bank and Trust Company to act as the Information Agent in connection with our offer. The Peoples Bank and Trust Company may contact shareholders by mail, telephone, facsimile, telex, telegraph or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. The Peoples Bank and Trust Company will receive reasonable and customary compensation in connection with our offer.

The Peoples Holding Company will pay the depositary, The Peoples Bank and Trust Company, reasonable and customary compensation for its services in connection with our offer, plus reimbursement for out-of-pocket expenses, and will indemnify the depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. Brokers, dealers, commercials banks and trust companies will be reimbursed by The Peoples Holding Company for customary mailing and handling expenses incurred by them in forwarding material to their customers.

SECTION 16.  SOURCE AND AMOUNT OF FUNDS

The amount of funds required to purchase the maximum number of shares pursuant to our offer is $13,999,176. We expect the fees and expenses applicable to our offer to be approximately an additional $100,000. We anticipate that all of the funds necessary to pay such amounts will be provided from dividends paid to us by our subsidiary, The Peoples Bank and Trust Company. The approximate amount of dividends expected to be paid by the Bank for this tender is $13,999,176. The Bank currently has the ability to pay these dividends to The Peoples Holding Company.

SECTION 17.  RECENT TRANSACTIONS IN OUR SHARES

Since April 17, 1999, we have repurchased approximately 259,760 shares of our Common Stock with price ranging from $18.375 to $32.75 in privately negotiated and open market transactions. To our knowledge, there have been no transactions in our Common Stock by any of our directors, executive officers or controlling shareholders or by any executive officer or director of any of our subsidiaries within the 60 day period preceding the date of this document except as described in Section 10.

SECTION 18.  MISCELLANEOUS

No person has been directly or indirectly employed or retained by, or is to be compensated by, The Peoples Holding Company to make solicitations or recommendations in connection with our offer. We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained, or incorporated, in this document or in the related letter of transmittal. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where our offer to purchase shares of Common Stock is unlawful, or if you are a person to whom it is unlawful to direct this type of offer, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

The Peoples Holding Company is not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If The Peoples Holding Company becomes aware of any jurisdiction where the making of our offer is not in compliance with any valid applicable law, The Peoples Holding Company will make a good faith effort to comply with such law. If, after such good faith effort, The Peoples Holding Company cannot comply with such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction in which the securities or blue sky laws require this offer to be made by a licensed broker or dealer, the offer is being made on The Peoples Holding Company's behalf by Morgan Keegan & Company.

The depositary for our offer is: The Peoples Bank and Trust Company.

BY MAIL:

         The Peoples Bank and Trust Company
         Attention Trust Department
         P.O. Box 709
         Tupelo, MS 38802-9985

BY HAND OR OVERNIGHT DELIVERY:

         The Peoples Bank and Trust Company
         Attention Trust Department
         209 Troy Street
         Tupelo, MS 38802-0709

BY FACSIMILE TRANSMISSION:

         The Peoples Bank and Trust Company
         Attention Trust Department
         (662)680-1231
         CONFIRM BY TELEPHONE: (662)680-1210

THE INFORMATION AGENT FOR THE OFFER IS:

The Peoples Bank and Trust Company
P.O. Box 709
Tupelo, MS 38802-0709
1-800-492-0365
E-mail: teresam@thepeopleplace.com


ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY BE DIRECTED TO THE INFORMATION AGENT.